SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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AGERE SYSTEMS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY COPY

Agere Systems Inc. 1110 American Parkway NE Allentown, Pennsylvania 18109

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
     Agere Systems will hold its Annual Meeting of Stockholders in the Edward Nash Theater at the Raritan Valley Community College, Route 28W and Lamington Road, North Branch, New Jersey 08876, on Thursday, February 20, 2003, at 9:00 a.m. E.S.T. We are holding the meeting for the following purposes:

1.	To elect two members of the Board of Directors, whose terms are described in the proxy statement.
2.	To approve three alternative amendments to our certificate of incorporation, each of which would effect a reverse stock split of each of our two classes of common stock.
3.	To transact such other business as may properly come before the meeting and any postponement or adjournment thereof.
Holders of record of Agere Class A and Class B common stock at the close of business on December 23, 2002, are entitled to vote at the meeting.
In addition to the proxy statement, proxy card and voting instructions, a copy of Agere’s annual report on Form 10-K, which is not part of the proxy soliciting material, is enclosed.
     It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning a proxy card. Most stockholders can also vote over the Internet or by telephone. If Internet and telephone voting are available to you, you can find voting instructions in the materials accompanying the proxy statement. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the enclosed proxy statement.

By Order of the Board of Directors,

JEAN F. RANKIN Senior Vice President, General Counsel and Secretary
January [ ], 2003

PROXY STATEMENT

     We are providing these proxy materials in connection with the solicitation by the Board of Directors of Agere Systems Inc. of proxies to be voted at the company’s Annual Meeting of Stockholders, to be held on February 20, 2003, and at any meeting following postponement or adjournment of the annual meeting.

     You are cordially invited to attend the annual meeting, which will begin at 9:00 a.m. E.S.T. The meeting will be held in the Edward Nash Theater at the Raritan Valley Community College, Route 28W and Lamington Road, North Branch, New Jersey 08876. Stockholders will be admitted beginning at 8:00 a.m. E.S.T. The location is accessible to handicapped persons, and we will provide wireless headsets for hearing amplification upon request.

     You will need an admission ticket to enter the meeting. If you are a stockholder of record, that is, you have an Agere stock certificate or hold your shares in an account with our transfer agent, The Bank of New York, you will find an admission ticket attached to the proxy card sent to you. If you plan to attend the meeting in person, please retain the admission ticket and bring it with you to the meeting. A map and directions to the meeting are printed on the admission ticket.

     If your shares are held in “street name,” that is, you hold your shares in an account with a bank, broker or other holder of record, and you plan to attend the meeting in person, you can obtain an admission ticket in advance by sending a written request, along with proof of ownership, such as a recent account statement, to our transfer agent, The Bank of New York, Church Street Station, P.O. Box 11082, New York, NY 10286. If you arrive at the meeting without an admission ticket, we will admit you if we are able to verify that you are an Agere stockholder.

     We will also be webcasting the annual meeting. You can access the webcast at [            ]. Information on our website, other than our proxy statement and form of proxy, is not part of the proxy soliciting materials.

     We are first mailing this proxy statement, the proxy card and voting instructions on January [    ] , 2003, to persons who were stockholders at the close of business on December 23, 2002, the record date for the meeting.

     Agere was formed as part of Lucent Technologies’ spin-off to its stockholders of its microelectronics business. Our Class A common stock began trading on the New York Stock Exchange on March 28, 2001, following our initial public offering, and our Class B common stock began trading on the New York Stock Exchange on June 3, 2002, following our spin-off from Lucent. As part of the spin-off, Lucent stockholders received on June 1, 2002, 0.010779464 of a share of Agere Class A common stock and 0.264563010 of a share of Agere Class B common stock for each share of Lucent common stock held on May 3, 2002.

     Our fiscal year begins on October 1 and ends on September 30. References in this proxy statement to the year 2002 or fiscal 2002 refer to the 12-month period from October 1, 2001 through September 30, 2002.

Proxies and Voting Procedures

     You can vote your shares by completing and returning a proxy card or, if you hold your shares in “street name,” a voting instruction form. Most stockholders can also vote over the Internet or by telephone. If Internet and telephone voting are available to you, you can find voting instructions in the materials accompanying this proxy statement. The Internet and telephone voting facilities will close at 11:59 p.m. E.S.T. on February 19, 2003. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

     You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote) or by voting in person at the meeting.

     The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in “street name,” you must obtain a proxy, executed in your favor, from your broker or other holder of record, to be able to vote at the meeting.

     All shares entitled to vote and represented by properly completed proxies received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions. If you return a signed proxy card without indicating how your shares should be voted on a matter and do not revoke your proxy, the shares represented by your proxy will be voted FOR the election of the nominees for Director named below and FOR each of the three proposals to amend the certificate of incorporation to effect a reverse stock split.

     If you hold your shares through a broker, your shares may be voted even if you do not vote or attend the annual meeting. Under the rules of the New York Stock Exchange, member brokers who do not receive instructions from beneficial owners will be allowed to vote on the election of Directors and the proposals to amend the certificate of incorporation.

     If any other matters are properly presented at the annual meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. If the annual meeting is postponed or adjourned, your proxy will remain valid and may be voted at the postponed or adjourned meeting. You still will be able to revoke your proxy until it is voted. At the date this proxy statement went to press, we did not know of any matters other than those described in this proxy statement to be presented at the annual meeting.

Stockholders Entitled to Vote

     You are entitled to vote at the annual meeting all shares of Agere’s Class A and Class B common stock that you held as of the close of business on the record date. Each share of Class A common stock is entitled to one vote with respect to each matter properly brought before the meeting. Each share of Class B common stock is entitled to four votes with respect to the election of Directors and one vote with respect to the proposals to amend the certificate of incorporation and with respect to each other matter properly brought before the meeting.

     On December 23, 2002, there were [            ] shares of Class A common stock outstanding and [             ] shares of Class B common stock outstanding.

     If you are a participant in one of our 401(k) plans or our employee stock purchase plan, we are sending you only one copy of our proxy materials and your voting instructions will apply to all Agere shares you hold in any plan accounts that are entitled to vote.

     In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the meeting and, for 10 days prior to the meeting, at 1110 American Parkway NE, Allentown, Pennsylvania 18109, between the hours of 9 a.m. and 4 p.m. E.S.T.

Required Vote

     The presence, in person or by proxy, of the holders of a majority of all the votes that could be cast by the holders of all the outstanding shares of Class A and Class B common stock is required in order to transact business at the meeting. In addition, in order to consider the proposals to amend the certificate of incorporation, the presence, in person or by proxy, of the holders of a majority of the outstanding shares of Class A common stock and the holders of a majority of the outstanding shares of Class B common stock is required.

     A plurality of the votes duly cast is required for the election of Directors. That is, the nominees receiving the greatest number of votes will be elected.

     The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote on the proposals, voting together as a single class, and of the holders of a majority of the outstanding shares of each class of common stock, each class voting separately, is required to approve each of the proposals to amend the certificate of incorporation.

     In the election of Directors, you may withhold your vote. Withheld votes will be excluded from the vote and will have no effect on the outcome. You may vote to “abstain” on the other proposals. If you vote to “abstain,” your shares will be counted as present at the meeting for purposes of that proposal and your vote will have the effect of a vote against the proposal. Broker “non-votes,” if any, will not be counted as votes cast in the election of Directors and will have the effect of votes against the proposals to amend the certificate of incorporation.

Ways to Reduce the Number of Copies of Our Proxy Statement and Annual Report You Receive

     Under rules adopted by the Securities and Exchange Commission, we are permitted to deliver a single copy of our proxy statement and annual report to stockholders sharing the same address. This process, called householding, allows us to reduce the number of copies of these materials we must print and mail.

     This year, we implemented householding for all stockholders who share the same last name and address, where shares are held through the same nominee (e.g., all accounts are at the same brokerage firm), so that they are receiving only one copy of the proxy statement and annual report on Form 10-K per address. If you would like to receive a separate copy of the proxy statement and annual report on Form 10-K, please write to us c/o The Bank of New York, Church Street Station, P.O. Box 11082, New York, NY 10286, or call us at 1-866-AGEREIR and press prompt 1.

     If you share the same last name and address with other Agere stockholders and would like to start or stop householding for your account, you can mark the appropriate box on the proxy that you received. If you consent to householding, your election will remain in effect until you revoke it. Should you later revoke your consent, you will be sent separate copies of documents mailed at least 30 days after receipt of your revocation. In addition, you can stop householding by calling 1-800-542-1061 or writing to Householding Department, 51 Mercedes Way, Edgewood, NY 11717, including your name, the name of your broker or other holder of record and your account number(s).

     If you would like to view future proxy statements and annual reports over the Internet instead of receiving paper copies, you can elect to do so either by voting at http://www.proxyvote.com and providing your e-mail address after you vote, or by visiting http://www.investordelivery.com. In either case, you will need the control number located on your proxy. If you are a stockholder of record, you can also mark the appropriate box on your proxy card and provide your e-mail address. Your election to view these documents over the Internet will remain in effect until you elect otherwise. Please be aware that if you choose to access these materials over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. If you choose to view future proxy statements and annual reports over the Internet, next year you will receive an e-mail with instructions on how to view those materials and vote.

Cost of Proxy Distribution

     Agere will pay the expenses of the preparation of the proxy materials and the solicitation by the Board of Directors of proxies. Proxies may be solicited on behalf of the company by Directors, officers or employees of the company, who will receive no additional compensation for soliciting, in person or by telephone, e-mail or facsimile or other electronic means. We have engaged the firm of [                                                 ] to assist us in the distribution and solicitation of proxies. We have agreed to pay [            ] a fee of $[            ] plus

expenses for those services. In accordance with the regulations of the Securities and Exchange Commission and the New York Stock Exchange, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Agere stock.

GOVERNANCE OF THE COMPANY

     Pursuant to the Delaware General Corporation Law and the company’s by-laws, Agere’s business, property and affairs are managed by or under the direction of the Board of Directors. Members of the Board are kept informed of the company’s business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. We currently have six members of the Board. Effective January 21, 2003, the size of the Board will be expanded to seven members. Mr. Krish Prabhu has been elected to serve as a member of the Board beginning on that date.

     The Board has adopted a set of governance guidelines that address the make-up and functioning of the Board. You can find a copy of those guidelines attached to this proxy statement as Appendix A.

     During fiscal 2002, the Board held eleven meetings and the committees held a total of fifteen meetings. None of the incumbent Directors attended fewer than 75% of the total number of meetings of the Board of Directors and the Board committees of which he or she was a member during fiscal 2002.

Committees of the Board of Directors

     During fiscal 2002, the Board of Directors had two standing committees. The Audit and Finance Committee consisted of Harold A. Wagner, Rajiv L. Gupta and John A. Young. Mr. Young was the Chairman of the Audit and Finance Committee until December, 2001, when Mr. Wagner became Chairman. After the end of fiscal 2002, the Board designated Richard L. Clemmer as an additional member of the Audit and Finance Committee. The Corporate Governance and Compensation Committee consisted of Rae F. Sedel (Chair), Harold A. Wagner and John A. Young. Mr. Wagner joined that committee in December 2001. During fiscal 2002, the Audit and Finance Committee met nine times and the Corporate Governance and Compensation Committee met six times.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

     The audit functions of the Audit and Finance Committee are focused on three areas:

  the adequacy of Agere’s internal controls and financial reporting process and the reliability of Agere’s financial statements.
  the performance of Agere’s internal auditors and the independence and performance of Agere’s independent auditors.
  Agere’s compliance with legal and regulatory requirements.

     We meet with management periodically to consider the adequacy of Agere’s internal controls and the objectivity of its financial reporting. We discuss these matters with Agere’s independent auditors and with appropriate company financial personnel.

     We regularly meet privately with the independent auditors who have unrestricted access to the committee.

     We also recommend to the Board the appointment of the independent auditors and review periodically their performance, fees and independence from management.

     The Directors who serve on the committee are all “Independent” for purposes of the New York Stock Exchange listing standards. That is, the Board of Directors has determined that none of us has a relationship to Agere that may interfere with our independence from Agere and its management.

     The Board has adopted a written charter setting out the audit related functions the committee is to perform.

     Management has primary responsibility for the company’s financial statements and the overall reporting process, including the company’s system of internal controls. The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the company in conformity with accounting principles generally accepted in the United States of America and discuss with us any issues they believe should be raised with us. We monitor these processes, relying without independent verification, on the information provided to us and on the representations made by management and the independent auditors.

     This year, we reviewed Agere’s audited financial statements as of and for the fiscal year ended September 30, 2002, and met with both management and PricewaterhouseCoopers LLP, Agere’s independent auditors, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

     We have received from and discussed with PricewaterhouseCoopers LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from the company. We also discussed with PricewaterhouseCoopers LLP any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     Based on these reviews and discussions, we recommended to the Board that the company’s audited financial statements be included in Agere’s annual report on Form 10-K for the fiscal year ended September 30, 2002.

Harold A. Wagner (Chair)
Rajiv L. Gupta
John A. Young

Corporate Governance and Compensation Committee

     The functions of the Corporate Governance and Compensation Committee include: recommending to the full Board nominees for election as Directors of the company, making recommendations to the Board from time to time as to matters of corporate governance, administering management incentive compensation plans, establishing the compensation of officers and reviewing the compensation of Directors. The committee also will consider qualified candidates for Director suggested by stockholders in written submissions to Agere’s Corporate Secretary.

     Under Agere’s by-laws, nominations for Director may be made only by or at the direction of the Board of Directors, or by a stockholder of record at the time of giving notice who is entitled to vote and delivers written notice along with the additional information and materials required by the by-laws to the Corporate Secretary of the company not less than 45 days nor more than 75 days prior to the first anniversary of the record date for the preceding year’s annual meeting. For Agere’s annual meeting in the year 2004, we must receive this notice on or after October 9, 2003, and on or before November 8, 2003. You can obtain a copy of the full text of the by-law provision by writing to the Corporate Secretary, 1110 American Parkway NE, Allentown, Pennsylvania 18109.

Compensation of Directors

     Our outside Directors, that is Directors who are not employees of Agere, each receive annually a retainer of $45,000 and an option to purchase 30,000 shares of our Class A common stock, or 55,000 shares in the case of our Chairman. Each new outside Director receives an option to purchase 50,000 shares of our Class A common stock upon appointment. The annual grants to Directors are made on the date of our annual meeting.

     The exercise price per share for these options, which are granted under our Non-Employee Director Stock Plan, is the fair market value of a share on the date of grant. Options granted under the plan generally have a seven-year term and become exercisable on the first anniversary of the date of grant.

     Under Agere’s Deferred Compensation Plan, non-employee Directors may defer all or a portion of their cash compensation to a deferred compensation account. Deferred compensation plan accounts have two components: an Agere stock portion and a cash portion. Directors can defer receipt of cash retainers to either portion of their accounts. The value of the stock portion of an account fluctuates based on changes in the price of Agere stock. The cash portion of an account earns interest, compounded quarterly, at an annual rate equal to 120% of the average interest rate for 10-year U.S. Treasury notes for the previous quarter. Interest rates for deferrals to the cash account may be revised by the Board.

     We expect to terminate the plan in early 2003 and distribute to participants their account balances.

     Agere also provides outside Directors with travel accident insurance when on company business.

Compensation Committee Interlocks and Insider Participation

     The members of the Corporate Governance and Compensation Committee in fiscal 2002 were Rae F. Sedel, Harold A. Wagner and John A. Young. None of the members have ever been an officer or employee of Agere or any of its subsidiaries, and no “compensation committee interlocks” existed during fiscal 2002.

Appointment of Auditors for Fiscal 2003

     Upon the recommendation of the Audit and Finance Committee, the Board has reappointed PricewaterhouseCoopers LLP as the independent public accounting firm to audit our financial statements for fiscal 2003.

     Representatives of PricewaterhouseCoopers LLP will be present at the meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

Fees Paid to Our Independent Auditors

     The fees billed by PricewaterhouseCoopers LLP for the indicated services performed during fiscal 2002 were as follows:

Audit Fees	$1,906,000
Financial Information Systems Design and Implementation Fees	$0
All Other Fees	$1,657,000

     Of the amounts shown as “All Other Fees” above, $934,000 was for audit-related services and $723,000 was for tax services.

     Agere’s Audit and Finance Committee considered whether the provision of non-audit services was compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Section 16(a) Beneficial Ownership Reporting Compliance

     We believe that, under the Securities and Exchange Commission’s rules for reporting of securities transactions by executive officers, directors and beneficial owners of more than 10% of our Class A or Class B common stock, all required reports have been timely filed, except that Ahmed Nawaz, Executive Vice President, Worldwide Sales, filed one Form 4 late. That form reported one transaction that was exempt from liability under Section 16 of the Securities Exchange Act of 1934.

ITEM 1 — ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes. One class is elected each year for a term of three years.

     Two Directors will be elected at the annual meeting to serve for a three-year term expiring at our annual meeting in 2006. The Board has nominated Rajiv L. Gupta and Rae Sedel for the positions. You can find information about Mr. Gupta and Ms. Sedel below.

     The persons named in the proxy card will vote such proxy for the election of Mr. Gupta and Ms. Sedel, unless you indicate that your vote should be withheld. If elected, Mr. Gupta and Ms. Sedel will continue in office until their successors have been duly elected and qualified, or until the earlier of his or her death, resignation or retirement. Mr. Gupta and Ms. Sedel have indicated to the company that they will serve if elected. We do not anticipate that either nominee will be unable to stand for election, but, if that happens, your proxy will be voted in favor of another person nominated by the Board.

     The Board of Directors recommends a vote FOR the election of Mr. Gupta and Ms. Sedel as Directors.

NOMINEES FOR TERMS EXPIRING IN 2006

     Rajiv L. Gupta, Director since March 2001. Mr. Gupta has been Chairman of the Board of Directors and Chief Executive Officer of Rohm and Haas Co., a specialty chemical company, since October 1999. From January 1999 to October 1999, he was Vice Chairman of Rohm and Haas. From 1996 to 1998, Mr. Gupta was a member of the Chairman’s Committee at Rohm and Haas and oversaw the company’s electronic materials business group. From 1993 to 1998, he served as a vice president of the company and director for the Asia-Pacific region. Mr. Gupta is currently a director of Rohm and Haas, Technitrol, Inc., Vanguard Group and the American Chemistry Council, formerly the Chemical Manufacturers Association. Mr. Gupta is also a member of the board of trustees of Drexel University. Age: 57.

     Rae F. Sedel, Director since March 2001. Ms. Sedel has been a Managing Director of Russell Reynolds Associates, Inc., an executive recruiting firm, since 1988. She has also been the head of the technology sector and the lead partner on sector verticals at Russell Reynolds Associates since 1991. Previously, Ms. Sedel spent fifteen years with Pacific Telesis Group where she was Vice President-Consumer Markets. Age: 53.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 2004

     Richard L. Clemmer, Director since October 2002. Mr. Clemmer is Chairman of the Board of Directors, President, Chief Executive Officer and Chief Financial Officer of PurchasePro.com, Inc., a provider of electronic procurement and strategic sourcing solutions. Mr. Clemmer has held a number of executive positions at PurchasePro.com since May 2001. Between 1996 and May 2001, Mr. Clemmer was Executive Vice President, Finance and Chief Financial Officer of Quantum Corp., a storage solutions provider. From 1988 to 1996, Mr. Clemmer was Senior Vice President and Chief Financial Officer of Texas Instruments Incorporated’s Semiconductor Group. Age: 50.

     Mr. Clemmer joined PurchasePro’s board as Vice Chairman in April 2001. In May 2001, he became an officer of PurchasePro, serving as its Chief Financial Officer. Over a several month period, he assumed significantly more responsibility as prior management left the company, eventually becoming Chairman of the Board of Directors, President, Chief Executive Officer and Chief Financial Officer of PurchasePro, and attempted to implement a turnaround program for PurchasePro. Following declining market conditions during the second half of 2001 and into 2002, on September 12, 2002, PurchasePro announced that it had signed a letter of intent pursuant to which it agreed to sell substantially all of its assets to Perfect Commerce, Inc. and filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code. The sale to Perfect Commerce is subject to the approval of the bankruptcy court.

     John T. Dickson, Director since March 2001. Mr. Dickson has been our President and Chief Executive Officer since August 2000. Previously, Mr. Dickson had been Executive Vice President and Chief Executive Officer of Lucent’s Microelectronics and Communications Technologies Group since October 1999. He joined AT&T in 1993 as Vice President of its Integrated Circuit business unit, moved to Lucent following its spin-off in 1996, and was named Chief Operating Officer of Lucent’s Microelectronics Group in 1997. Before joining AT&T, Mr. Dickson was Chairman and Chief Executive Officer of Shographics from 1992 until 1993, was President and Chief Executive Officer of Headland Technology Incorporated from 1991 to 1992, held various management positions at ICL plc from 1983 until 1991 and held various management positions at Texas Instruments from 1969 until 1983. Mr. Dickson is currently a director of the Semiconductor Industry Association, or SIA, and Mettler-Toledo International Inc. and a member of the board of trustees of Lehigh Valley Health Network. Age: 56.

     John A. Young, Director since March 2001 and Chairman of the Board from March 2001 to December 2001. In 1992, Mr. Young retired from his position as President and Chief Executive Officer of Hewlett-Packard Company, a position he held since 1978. Mr. Young is currently a director of Affymetrix Inc., ChevronTexaco Corporation, Ciphergen Biosystems Inc. and Lucent. Age: 70.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 2005

     Harold A. Wagner, Director since March 2001 and Chairman of the Board since December 2001. In December 2000, Mr. Wagner retired from his position as Chairman and Chief Executive Officer of Air Products and Chemicals, Inc., a multi-national chemicals manufacturing company, a position he held since 1998. From 1992 to 1998, Mr. Wagner served as Chairman, President and Chief Executive Officer of Air Products and Chemicals. Mr. Wagner is currently Chairman of the Dorothy Rider Pool Healthcare Trust. He is also a director of CIGNA Corporation, United Technologies Corporation and PACCAR Inc. He is a trustee of Lehigh University and the Eisenhower Exchange Fellowships, Inc. and is a member of the Business Advisory Committee of A.P. Moeller. Age: 67.

     Krish Prabhu. The Board has elected Mr. Prabhu as a Director effective January 21, 2003. Mr. Prabhu has been a venture partner with Morgenthaler Venture Partners, a venture capital buyout firm, since November 2001. Between September 1999 and September 2001, he was Chief Operating Officer of Alcatel, a provider of advanced telecommunications, Internet, networking and optics products and services. From April 1997 to September 1999, he was Chief Executive Officer of Alcatel USA Inc., the U.S. subsidiary of Alcatel. Prior to that, he held various management positions at Alcatel USA. From 1990 to 1991, he was head of research and development of the Network Systems Transmission Division at

Rockwell International, a multi-industry company. This division was acquired by Alcatel in 1991. Mr. Prabhu is a director of ECI Telecom Ltd. and Symmetricom, Inc. Age: 48.

BENEFICIAL OWNERSHIP OF AGERE COMMON STOCK

Beneficial Owners of More Than 5% of Agere’s Common Stock

     The following table sets forth certain information concerning the beneficial ownership of Agere’s Class A common stock for each person or group of persons we know of that beneficially owns more than 5% of our Class A common stock. To our knowledge, no person or group of persons beneficially owns more than 5% of our Class B common stock. The information below is based on public filings made by various stockholders. These filings contain information as of particular dates and may not reflect current holdings of our common stock, including shares that may have been received as a result of our spin-off. To our knowledge, other than described below, the named person or group of persons has sole voting and investment power with respect to these securities.

	Class A Common Stock

Name and Address of Beneficial Owner(s)	No. of Shares		Percent of Class (1)

FMR Corp	84,591,822	(2)	11.2%
82 Devonshire Street
Boston, MA 02109

Davis Advisors	75,324,247	(3)	10.2%
2949 East Elvira Road,
Suite 101
Tucson, AZ 85706

Warburg, Pincus & Co., and related entities, as group(4)	69,386,961	(5)	8.9%
466 Lexington Avenue
New York, NY 10017

Capital Research and Management Company	51,028,560	(6)	6.9%
333 South Hope Street
Los Angeles, CA 90071

Franklin Resources, Inc	37,098,725	(7)	5.0%
One Franklin Parkway
San Mateo, CA 94403

(1)	For each person or group, the percentage of ownership was determined by dividing the number of shares shown in the table by the sum of 740,948,404, the number of shares of our Class A common stock outstanding as of December 1, 2002, and the number of shares such person or group reported that it had the right to acquire upon conversion of our 6.5% Convertible Subordinated Notes due 2009.

(2)	Based on a Schedule 13G/A Information Statement filed by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson on July 10, 2002. The number of shares shown in the table includes 11,337,870 shares of Class A common stock that may be acquired upon full conversion of our 6.5% Convertible Subordinated Notes due 2009

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beneficially owned by the reporting persons. Such Schedule 13G/A discloses that FMR Corp. has sole voting power with respect to 1,846,897 shares and does not have shared voting power with respect to any shares of our Class A common stock that it beneficially owns. Mr. and Ms. Johnson do not have sole voting or shared voting power with respect to any shares of our Class A common stock that they beneficially own. The address of Edward C. Johnson 3d and Abigail P. Johnson is the same as FMR Corp. We believe that FMR and Mr. and Ms. Johnson no longer beneficially own in excess of 10% of our Class A common stock.

(3)	Based on a Schedule 13G Information Statement filed by Davis Advisors on August 12, 2002. Davis Advisors is deemed to be the beneficial owner through its services as an investment advisor to persons who beneficially own the shares shown in the table. We believe that Davis Advisors no longer beneficially owns in excess of 10% of our Class A common stock.

(4)	The address of Warburg, Pincus & Co., Warburg Pincus Private Equity VIII, L.P., Warburg Pincus LLC, Warburg Pincus Netherlands Private Equity VIII C.V. I, Warburg Pincus Netherlands Private Equity VIII C.V. II and Warburg Pincus Germany Private Equity VIII KG, as a group (the “Warburg Group”), is the same as Warburg, Pincus & Co.

(5)	Based on a Schedule 13D/A Information Statement filed by the Warburg Group on October 17, 2002. The number of shares shown in the table includes 35,736,961 shares of Class A common stock that may be acquired upon conversion of our 6.5% Convertible Subordinated Notes due 2009 owned by the Warburg Investors (defined below). Such Schedule 13D/A discloses that each of Warburg Pincus Private Equity VIII, L.P., Warburg Pincus Netherlands Private Equity VIII C.V. I, Warburg Pincus Netherlands Private Equity VIII C.V. II and Warburg Pincus Germany Private Equity VIII KG (collectively, the “Warburg Investors”) share voting power and dispositive power with respect to all the shares of our Class A common stock that such Warburg Investor beneficially owns with Warburg, Pincus & Co. and Warburg Pincus LLC.

(6)	Based on a Schedule 13G Information Statement filed by Capital Research Management Company on February 11, 2002. Such Schedule 13G discloses that Capital Research Management Company does not have sole or shared voting power with respect to any shares of our Class A common stock that it beneficially owns. Capital Research Management Company disclaims beneficial ownership of all shares reported therein.

(7)	Based on a Schedule 13G Information Statement filed by Franklin Resources, Inc., Charles B. Johnson and Rupert H. Johnson, Jr. on February 14, 2002. Charles B. Johnson and Rupert H. Johnson, Jr. are the principal shareholders of Franklin Resources, Inc., and they, together with Franklin Resources, Inc., may be deemed to be the beneficial owners of securities held by persons advised by subsidiaries of Franklin Resources, Inc. Such Schedule 13G discloses that: (i) Templeton Global Advisors Limited has sole voting power with respect to 22,275,810 shares and sole dispositive

12

power with respect to 22,277,910 shares; (ii) Franklin Advisers, Inc. has sole voting power and sole dispositive power with respect to 10,680,100 shares; (iii) Templeton Investment Counsel, LLC has sole voting power and sole dispositive power with respect to 2,311,135 shares; and (iv) Franklin Templeton Investment Corp. has sole voting power and sole dispositive power with respect to 1,829,580 shares. However, the Schedule 13G discloses that Franklin Resources, Inc., Charles B. Johnson and Rupert H. Johnson, Jr. do not have sole voting or dispositive power with respect to any shares of our Class A common stock. Franklin Resources, Inc., Charles B. Johnson and Rupert H. Johnson, Jr. disclaim beneficial ownership of all shares reported. The address of Charles B. Johnson and Rupert H. Johnson, Jr. is the same as Franklin Resources, Inc.

Security Ownership of Directors and Executive Officers

     The following table sets forth information concerning the beneficial ownership of Agere’s Class A and Class B common stock as of December 1, 2002 for: (a) each outside Director and Director appointee, (b) our Chief Executive Officer, who is also a Director, and the four other most highly compensated executive officers in fiscal 2002 and (c) all of our current Directors and executive officers as a group. To our knowledge, except as otherwise noted, the named individual had sole voting and investment power with respect to these securities.

Name	Class A Common Stock Beneficially Owned (1)(2)	Class B Common Stock Beneficially Owned (1)

(a)
Richard L. Clemmer	10	10,264
Rajiv L. Gupta	52,000	—
Krish Prabhu	10,000	—
Rae F. Sedel	56,900	—
Harold A. Wagner	75,000	30,000
John A. Young	95,000	—
(b)
John T. Dickson	4,033,833	69,675
Ronald D. Black	378,882	—
Sohail A. Khan	1,052,451	—
Ahmed Nawaz	1,236,066	10,391
Mark T. Greenquist (3)	401,813	40,291
(c)
Directors and executive officers as a group
(12 persons)	7,776,082	161,163

(1)	No individual Director or executive officer identified above owned more than 1% of our outstanding Class A or Class B common stock as of December 1, 2002. As of that date, the Directors and executive officers as a group beneficially owned 1% of our Class A common stock and less than 1% of our Class B common stock.

(2)	Includes beneficial ownership of the following numbers of shares of Agere Class A common stock that (a) may be acquired within 60 days of December 1, 2002 pursuant

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to stock options awarded under Agere stock plans or (b) are subject to restricted stock unit awards that vest within 60 days of December 1, 2002.

	(a)	(b)

Mr. Gupta	50,000	—
Ms. Sedel	50,000	—
Mr. Wagner	50,000	—
Mr. Young	90,000	—
Mr. Dickson	4,014,718	18,690
Mr. Black	351,248	—
Mr. Khan	1,042,814	—
Mr. Nawaz	1,215,747	9,345
Mr. Greenquist	353,124	4,485
Directors and executive officers as a group	7,589,356	41,865

(3)	Of the shares shown as beneficially owned by Mr. Greenquist, 11 shares of Class A common stock and 291 shares of Class B common stock are owned by his wife. Mr. Greenquist does not have voting or investment power over those shares.

ITEMS 2, 3 AND 4 — PROPOSALS TO APPROVE AN AMENDMENT
TO THE CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE
STOCK SPLIT AT THE DISCRETION OF OUR BOARD OF DIRECTORS

     We are asking stockholders to approve three alternative proposals that each would allow us to effect a reverse stock split. A reverse stock split would reduce the number of outstanding shares of each class of our common stock, and the holdings of each stockholder, according to the same formula. The proposals are identical except for the ratios for the reverse stock split: 1-for-5, 1-for-10 and 1-for-15. If any of the proposals are approved, the Board of Directors may effect a reverse stock split using the ratio included in one of the approved proposals, in which case the Board would abandon any other approved proposal. The Board will also have the discretion not to effect any reverse stock split.

     We are asking stockholders to approve these proposals for the following reasons:

  To help us satisfy the New York Stock Exchange’s continued listing standard relating to minimum stock price.
  To raise our stock prices to levels that may result in investors finding our stock a more attractive investment.

     The Board has unanimously adopted a resolution seeking stockholder approval of, and recommends that you vote FOR, the three proposals.

     If any of the proposals are approved, the Board will have the discretion to effect one reverse stock split at any time prior to our annual meeting in 2004, using one of the approved ratios, or to choose not to effect a reverse stock split at all, based on its determination of which action is in the best interests of Agere and its stockholders. No further action on the part of our stockholders will be required to complete the reverse stock split. If the Board determines to effect a reverse stock split, we will effect a reverse stock split of each of our two classes of common stock at the same time and using the same ratio.

      Agere currently has 5 billion authorized shares of Class A common stock and 5 billion authorized shares of Class B common stock. As of December 23, 2002, the record date for the annual meeting, [         ] shares of Class A common stock and [         ] shares of Class B common stock were outstanding. The reverse stock split, if implemented, would reduce the number of authorized shares of each class of common stock, but would not change the par value or the voting rights of the Class A or Class B common stock and, except for the impact of fractional shares, each stockholder’s proportionate ownership interest in the company would be the same immediately before and after the reverse stock split.

Purposes of the Reverse Stock Split

     We believe that increasing our stock price through a reverse stock split will have a number of benefits.

Maintain New York Stock Exchange Listing

     Our common stock trades on the New York Stock Exchange. The exchange has several continued listing criteria that companies must satisfy in order to remain listed on the exchange. In October 2002, our common stock did not meet the exchange’s continued listing requirement relating to minimum share price. Under that criteria, a company’s average closing stock price over a 30 consecutive trading day period may not be less than $1.00 per share.

     In order to cure this deficiency, our common stock must satisfy the following tests on May 5, 2003, which is the end of a six-month cure period:

  our stock price on that day must be at least $1.00 per share; and
  the average closing price of our common stock over the 30 trading days immediately preceding that day, must be at least $1.00.

The deficiency can be cured only at the end of the six-month period. Satisyfing both tests before that time will not cure the deficiency. On January [    ], 2003, the closing price per share on the New York Stock Exchange was $[          ] for our Class A common stock and $[        ] for our Class B common stock, and the average closing price per share on the New York Stock Exchange over the 30 trading days immediately preceding January [    ], 2003, was $[             ] for our Class A common stock and $[         ] for our Class B common stock. The exchange has advised us that whether it would delist one or both classes of our common stock if one class failed to satisfy these tests would depend on the facts at the time.

     We believe that approval of these proposals would provide the Board with the ability to meet the continued listing standard in the event that our stock price would not otherwise meet the requirement. If we fail to meet the continued listing requirement at the end of the cure period, the exchange would likely begin proceedings that would result in our stock being delisted from the exchange, at which time our common stock would no longer trade on the New York Stock Exchange.

     We do not believe that having our common stock delisted from the New York Stock Exchange is desirable because, among other things, it would likely result in our having to offer to repurchase $410 million of convertible debt that would otherwise not be due until 2009.

     If our common stock prices satisfy the minimum share price listing requirement at the end of the cure period, we may still effect a reverse stock split if stockholders approve any of the proposals and if the Board determines that effecting a reverse split would be in the interests of the company and its stockholders.

Increase stock price to a more attractive level for investors

     We believe that a number of institutional investors and investment funds are reluctant to invest in lower-priced stocks and that brokerage firms are reluctant to recommend lower-priced stocks to their clients. By effecting a reverse stock split, we may be able to raise our stock price to a level where our stock would be viewed more favorably by potential investors.

     Other investors may also be dissuaded from purchasing lower-priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. A higher stock price after a reverse stock split should reduce this concern.

Certain Risks Associated with the Reverse Stock Split

     We cannot assure you that the market price per new share of Class A or Class B common stock after the reverse stock split will rise or remain constant in proportion to the reduction in the number of shares of that class outstanding before the reverse stock split. For example, based on the closing price of our Class A common stock on January [    ], 2003 of $[       ] per share, if the Board were to implement the reverse stock split and utilize a ratio of 1-for-10, we cannot assure you that the post-split market price of our Class A common stock would be $[      ] ($[       ] x 10) per share or greater. In many cases, the market price of a company’s shares declines after a reverse stock split. Thus, while our stock price might meet the New York Stock Exchange’s continued listing requirement initially, we cannot assure you that it would continue to do so.

     We also cannot assure you that the reverse stock split will result in per share stock prices that will attract additional investors or increase analyst coverage.

     Stockholders who otherwise would be entitled to receive fractional shares will only be entitled to a cash payment in lieu of such shares and will no longer have any rights as a stockholder with respect to the shares of common stock that would have been exchanged for such fractional shares.

Principal Effects of the Reverse Stock Split

     If approved and implemented, the principal effects of the reverse stock split would include the following:

  depending on the ratio for the reverse stock split selected by the Board, each 5, 10 or 15 shares of Class A or Class B common stock you own will be combined into one new share of Class A or Class B common stock, as applicable;
  the number of shares of each class of Agere’s common stock issued and outstanding will be reduced proportionately based on the ratio selected by the Board;

  the total number of shares of Class A and Class B common stock that we are authorized to issue will each be reduced proportionately based on the ratio selected by the Board;
  appropriate adjustments will be made to stock options and restricted stock units granted under company plans to maintain the economic value of the awards;
  the number of shares reserved for issuance under Agere’s existing stock-based compensation plans will be reduced proportionately based on the ratio selected by the Board (and any other appropriate adjustments or modifications will be made under the plans);
  the conversion price of the 6.5% Convertible Subordinated Notes due December 15, 2009 and the number of shares reserved for issuance upon conversion will be adjusted based on the ratio selected by the Board; and
  the number of one one-thousandths of a share of Series A Junior Participating Preferred Stock purchasable upon exercise of each of the preferred share purchase rights granted to stockholders pursuant to our Rights Agreement will be multiplied by 5, 10 or 15 (depending on the ratio selected by the Board) and one right will continue to be associated with each share of common stock.

     The Class A and Class B common stock resulting from the reverse stock split will remain fully paid and non-assessable. The reverse stock split will not affect the public registration of the Class A or Class B common stock under the Securities Exchange Act of 1934.

Fractional Shares

     No fractional certificates will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares of a class of common stock (each class will be considered individually and separate from the other) not evenly divisible by the number selected by the Board for the reverse stock split ratio will be entitled, upon surrender of any certificate(s) representing such shares, to a cash payment in lieu thereof. We will arrange for a third party to aggregate the fractional shares of registered stockholders, sell them in the open market and deliver the proceeds to those stockholders. We will pay any brokerage commissions in connection with the sale.

     As of the record date, we had approximately [       ] record and beneficial holders of our Class A common stock and approximately [       ] record and beneficial holders of our Class B common stock. For each of these holders, we pay annual account servicing costs and the cost of printing and mailing annual reports and proxy statements. Many of these stockholders received their shares as a result of our spin-off from Lucent and have a small number of shares. Often, these stockholders find it uneconomical to sell their shares, because brokerage costs are significant, in some cases exceeding the value of the shares sold. If we were to effect a reverse stock split, we would reduce the number stockholders because holders who would own less than one share of stock after the reverse stock split will receive cash in lieu of a fractional share. This would reduce our stockholder servicing costs and should provide some of our stockholders with a more economical way to dispose of their interest in Agere.

Accounting Matters

     The par value of the Class A and Class B common stock will each remain at $.01 per share after the reverse stock split. As a result, as of the effective time, the stated capital on our balance sheet attributable to our common stock will be reduced proportionately based on the reverse stock split ratio selected by the Board, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. In future financial statements, we will restate net income or loss and other per share amounts for periods ending before the reverse stock split to give retroactive effect to the reverse stock split.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

     If stockholders approve one or more of the proposals and the Board decides to implement the reverse stock split, we will file with the Secretary of State of the State of Delaware a certificate of amendment to our certificate of incorporation. The reverse stock split will become effective at the time and on the date of filing of, or at such later time as is specified in, the certificate of amendment, which we refer to as the “effective time” and “effective date,” respectively. Beginning at the effective time, each certificate representing shares of Class A or Class B common stock will be deemed for all corporate purposes to evidence ownership of the number of whole shares of that class into which the shares previously represented by the certificate were combined pursuant to the reverse stock split. The text of the certificate of amendment would be in substantially the form attached hereto as Appendix B; except that the text of the form may be altered for any changes required by the Secretary of State of the State of Delaware and changes deemed necessary or advisable by the Board, including the insertion of the effective time, effective date, numbers of authorized shares and the reverse stock split ratio selected by Board.

     Following any reverse stock split, stockholders holding physical certificates will need to exchange those certificates for new certificates and a cash payment in lieu of any fractional shares, and we expect that each of our classes of common stock will receive a new CUSIP number. No action will be required on the part of registered stockholders who hold their shares in direct registration form or in an account at The Bank of New York under its purchase and sale program for holders of Agere stock or by stockholders who hold their shares through a brokerage firm or otherwise in “street name.”

     The Bank of New York will advise registered stockholders of the procedures to be followed to exchange certificates in a letter of transmittal to be sent to stockholders. No new certificates will be issued to a stockholder until the stockholder has surrendered the stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the bank. Any old shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for new shares. Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) until requested to do so.

No Appraisal Rights

     Stockholders do not have appraisal rights under Delaware General Corporation Law or under our certificate of incorporation in connection with the reverse stock split.

Reservation of Right to Abandon Reverse Stock Split

     We reserve the right to abandon the reverse stock split without further action by our stockholders at any time before the effectiveness of the filing with the Secretary of State of the State of Delaware of the certificate of amendment to our certificate of incorporation, even if the reverse stock split has been authorized by our stockholders at the annual meeting. By voting in favor of the reverse stock split, you are expressly also authorizing the Board to determine not to proceed with, and abandon, the reverse stock split if it should so decide.

     The completion of the reverse stock split is expressly contingent upon the receipt of a private letter ruling from the Internal Revenue Service or the continuing effectiveness of an opinion of counsel (based upon certain representations and assumptions) we have received that the reverse stock split will not adversely affect the tax-free status of Agere’s spin-off from Lucent.

Certain Federal Income Tax Consequences

     The following is a summary of the material U.S. federal income tax consequences of the proposed reverse stock split. This discussion is based on the Internal Revenue Code, the Treasury Regulations promulgated thereunder, published statements by the Internal Revenue Service and other applicable authorities on the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. This discussion does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. Further, it does not address any state, local or foreign income or other tax consequences. This summary also assumes that the shares of common stock held immediately prior to the effective time of the reverse stock split (the “old shares”) were, and the new shares received will be, held as a “capital asset,” as defined in the Internal Revenue Code (generally, property held for investment).

     Subject to the discussion below concerning the treatment of the receipt of cash payments instead of fractional shares, we believe that the material U.S. federal income tax consequences of the reverse stock split are as follows:

  Agere will not recognize any gain or loss as a result of the reverse stock split.
  You will not recognize any gain or loss as a result of the reverse stock split, except with respect to cash received instead of fractional shares.

  The aggregate adjusted basis of the shares of each class of our common stock you hold following the reverse stock split will be equal to your aggregate adjusted basis immediately prior to the reverse stock split, reduced by any tax basis attributable to a fractional share.
  Your holding period for the common stock you continue to hold after the reverse stock split will include your holding period for the common stock you held immediately prior to the reverse stock split.

     In general, if you receive cash instead of a fractional share of our common stock, you will recognize capital gain or loss based on the difference between the amount of cash received and your adjusted basis in the fractional share. The capital gain or loss will constitute long-term capital gain or loss if your holding period for our common stock is greater than one year as of the date of the reverse stock split. The deductibility of capital losses is subject to limitations.

     Our view regarding the tax consequences of the reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, we urge you to consult with your own tax advisor with respect to all of the potential tax consequences to you of the reverse stock split.

The Board of Directors recommends a vote FOR each of the proposals.

PERFORMANCE GRAPHS

     The following graphs compare the cumulative total stockholder return on our common stock to that of the S&P 500 Index and the Philadelphia Semiconductor Index. The graphs assume that a $100 investment was made in our common stock and each of the indices at the earliest date shown, and that dividends, if any, were reinvested. The stock price performance shown on the graphs is not necessarily indicative of future price performance.

     The following graph compares the cumulative total stockholder return on our Class A common stock to that of the S&P 500 Index and the Philadelphia Semiconductor Index from March 28, 2001, the date on which our Class A common stock began trading on the New York Stock Exchange, through September 30, 2002.

	28-Mar-01	30-Sep-01	31-Mar-02	30-Sep-02

Agere Class A Common Stock	$100.00	$68.89	$64.73	$18.30
S&P 500 Index	$100.00	$90.26	$99.49	$70.69
Philadelphia Semiconductor Index	$100.00	$64.54	$102.80	$41.15

     The following graph compares the cumulative total stockholder return on our Class B common stock to that of the S&P 500 Index and the Philadelphia Semiconductor Index from June 3, 2002, the date on which our Class B common stock began trading on the New York Stock Exchange, through September 30, 2002.

	3-June-02	30-Jun-02	31-July-02	31-Aug-02	30-Sep-02

Agere Class B Common Stock	$100.00	$47.92	$62.30	$49.20	$31.63
S&P 500 Index	$100.00	$95.11	$87.60	$88.03	$78.34
Philadelphia Semiconductor Index	$100.00	$85.87	$73.32	$66.51	$52.78

REPORT OF THE CORPORATE GOVERNANCE
AND COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

     One of the functions of Agere’s Corporate Governance and Compensation Committee is to oversee the company’s compensation plans and practices. We work with management to establish Agere’s compensation philosophy and the outlines of Agere’s compensation programs.

     We also review and establish the individual compensation levels for members of the senior leadership team. In doing so, we consider the advice of independent, outside consultants in determining whether the amounts and types of compensation the company pays its leaders are appropriate.

     None of the members of the committee in fiscal 2002 is a current or former employee of the company.

Executive Compensation Philosophy

     Our compensation program was designed to attract, motivate and retain the highly talented individuals Agere needs to drive business success. The program reflects the following principles:

  Compensation should be related to performance

        Our compensation program should reinforce the company’s business and financial objectives. When the business is financially successful, employees will be rewarded. When the business does not meet objectives or is facing financial challenges, any rewards will be at the discretion of the committee. We believe that individual pay may vary based on performance and contribution to the business. And, employees with sustained high performance should be rewarded more than those in similar positions with lesser performance.

  Agere employees should think like Agere stockholders

       We believe that Agere employees should act in the interests of Agere stockholders and the best way to encourage them to do that is to give them an equity stake in the company. We do this in a number of ways. Stock option grants have been made to all employees. In addition, we have an employee stock purchase plan that enables employees to purchase Agere stock at a discount through payroll deductions and 401(k) plans under which U.S. employees can invest in Agere common stock. Our goal is to have market competitive stock programs that encourage each employee to act like an owner of the business.

  Incentive compensation should be a greater part of total compensation for more senior positions

       The proportion of an individual’s total compensation that varies with individual and company performance objectives should increase as the individual’s business responsibilities increase.

Other goals
Our compensation program is designed to balance short and long term financial objectives, build stockholder value and reward individual and company performance.
       When we determine compensation levels for executive officers, we review compensation survey data from independent sources to ensure that our total compensation program is competitive. Companies selected for the survey are those with whom we compete for executive talent. We target overall compensation levels between the 50th and the 75th percentile of our comparison group. The company’s primary competitors for executive talent are semiconductor companies. However, because the company generally requires skills from a more varied set of backgrounds, we also benchmark against other similarly sized multinational companies.

       It is our policy to have the compensation paid to the company’s five most highly compensated executive officers qualify as performance-based and deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code unless there is a valid compensation reason that would justify paying non-deductible amounts. We have structured our incentive plans so that bonuses and stock options can be fully deductible. Non-deductible compensation would typically take the form of sign on or guaranteed bonuses and restricted stock units agreed to when we hire an officer in order to provide the individual with an incentive to join the company.

Components of Our Compensation Program
The three components of our compensation program are:
Base Salary
Short Term Bonus
Long Term Incentives
1.	Base Salary
       We target base salaries for our senior leaders at levels that are comparable to similar positions at companies with whom we compare for compensation purposes. We conduct surveys periodically to ensure that our salaries are competitive. However, we believe that compensation above competitive levels should come primarily from the variable portion of the compensation package. Because of the difficult financial and market conditions facing the company in fiscal 2002, we did not give raises to any executive officer or to employees generally. In fact, a number of senior managers voluntarily reduced their salary. Our chief executive officer, John Dickson, reduced his salary by 20%, and the other individuals named in the Summary Compensation Table reduced their salary by 10%, starting in January 2002, and these reductions remain in effect.

2.	Short-Term Bonus
We designed the bonus component of incentive compensation to align employees’ pay with the short-term performance of the company. In fiscal 2002, we set bonus targets

24

  quarterly because the sharp decline in demand in the telecommunications market generally made it impossible to set meaningful targets for longer periods. Bonuses were tied to achievement of quarterly revenue, operating income and cash flow targets. While the company did meet the bonus targets at various levels of achievement during the year, we chose not to award any discretionary bonuses to any member of the company’s Executive Committee, including Mr. Dickson and the other individuals named in the Summary Compensation Table, in light of the company’s difficult financial position.

       When they were hired, Messrs. Greenquist and Black were concerned that their role at Agere could be lessened in the event that Lucent did not complete the spin-off of Agere in a timely fashion and they negotiated special payments in the event that the spin-off, originally planned for September 2001, was delayed. As a result of delays of the spin-off, we became obligated to make these payments in fiscal 2002, and they are shown in the Summary Compensation Table under the “All Other Compensation” column. In light of the company’s financial position in early calendar 2002, Messrs. Greenquist and Black allowed the company to delay making these payments until the earlier of April 2003 or the termination of employment. In light of the improvement in our cash forecasts, we made these payments in November 2002.

3.	Long Term Incentives: Stock Options
       We believe that making employees think like owners is a key objective for our compensation program and that retention of our senior management team is essential to Agere’s success. We have an annual stock option grant program that addresses these goals. As we mentioned last year, we granted earlier than planned, options that we otherwise would have granted in fiscal 2002. These grants are shown in this proxy statement as having been made in fiscal 2001. As a result, we did not make any option grants to Mr. Dickson or any of the other individuals named in the Summary Compensation Table in fiscal 2002, except for Mr. Black who received a grant upon his promotion to the head of our Client Systems business. We also did not make any broad-based grants during the year. We did make stock option grants to executive officers in November 2002.

4.	Long Term Incentives: Retention Plan
       When Lucent announced that it would spin-off its microelectronics business, it intended to complete the spin-off by September 30, 2001. Because Lucent could not meet the financial conditions set by its lenders before it could complete the spin-off, the spin-off was delayed. Because of the declining conditions in the telecommunications equipment market, we could not predict with certainty when or whether Lucent would complete the spin-off.

       In order to encourage our senior leaders to remain with the company, we adopted a retention program under which participating senior leaders would receive cash payments in the event the spin-off continued to be delayed. The plan is described in greater detail under “Executive Agreements and Related Transactions.” Because the spin-off was completed on June 1, 2002, we did not and will not make any payments under this plan.

25

  Compensation of the Chief Executive Officer

       We continue to believe that Mr. Dickson is providing outstanding leadership for the company in some of the most difficult market conditions our industry has ever seen. He and his leadership team reacted quickly to adverse market conditions, making a number of painful yet vital decisions to help the company reduce its break-even point. However, in light of the financial and market conditions faced by the company, we did not believe it appropriate to give Mr. Dickson a raise or bonus in fiscal 2002. As mentioned above, in light of these conditions, Mr. Dickson voluntarily reduced his salary by 20% beginning in January 2002.

  Rae F. Sedel (Chair)
  Harold A. Wagner
  John A. Young

  EXECUTIVE COMPENSATION

  SUMMARY COMPENSATION TABLE

					Long-Term Compensation

		Annual Compensation			Awards

Name and Principal Positon (1)	Fiscal Year	Salary($)	Bonus($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($) (2)	Securities Underlying Options (#) (3)	All Other Compensation ($) (4)

John T. Dickson	2002	680,000	—	104,263	—	—	95,500
President and Chief	2001	800,000	—	22,895	3,522,000	4,557,030	2,500
Executive Officer	2000	436,667	350,000	22,745	—	2,319,915	28,773

Ronald D. Black	2002	407,000	—	65,799	—	220,000	638,033
Executive Vice President,
Client Systems

Sohail A. Khan	2002	407,000	—	10,320	—	—	5,500
Executive Vice President,	2001	440,000	—	7,387	812,000	1,545,306	2,500
Infrastructure Systems	2000	276,812	250,000	3,807	—	256,038	31,273

Ahmed Nawaz	2002	407,000	—	20,177	—	—	2,816
Executive Vice President,	2001	440,000	—	7,642	812,000	1,540,999	2,500
Worldwide Sales	2000	325,000	280,000	5,386	—	199,557	20,689

Mark T. Greenquist	2002	370,000	—	22,602	—	—	695,342
Executive Vice President	2001	277,419	270,000	—	174,000	850,000	61,744
and Chief Financial
Officer

(1)	Includes those who in fiscal 2002 were the Chief Executive Officer or one of the four other most highly compensated executive officers as measured by salary and bonus. Mr. Black became an executive officer in 2002 and Mr. Greenquist became an executive officer in 2001.

(2)	The amounts shown in this column reflect the value of Lucent restricted stock unit awards granted by Lucent before our initial public offering. The awards have been valued for this table using the closing prices of Lucent common stock on the New York Stock Exchange Composite Transaction Tape on the grant dates of the awards. In connection with our spin-off from Lucent on June 1, 2002, these awards were converted into Agere restricted stock unit awards. The conversion was intended to preserve the economic value of the restricted stock unit awards at the time of the spin-off. Based on the closing price of Agere Class A common stock on September 30, 2002, the aggregate number and value of all restricted stock units held by the executive officers as of that date were as follows: Mr. Dickson (265,646 — $292,211); Mr. Khan (56,070 — $61,677); Mr. Nawaz (116,315 — $127,947) and Mr. Greenquist (17,942 — $19,736). The restricted stock units granted in fiscal 2001 vest 25% on each anniversary of the grant date, except for Mr. Greenquist’s restricted stock units which vest 20% per year, beginning 11 months after the grant date (except that 100%

27

of his units vest upon termination of his employment by Agere other than for cause). Dividend equivalents will not be paid on these awards.
(3)	Awards granted prior to our initial public offering in March 2001 were granted with respect to Lucent common stock. The amounts shown in this column have been adjusted to reflect the conversion on June 1, 2002 of Lucent stock options to options to purchase Agere Class A common stock in connection with our spin-off from Lucent. Thus, the number of shares shown relates only to options to purchase Agere Class A common stock. The conversion was intended to preserve the economic value of the options at the time of the spin-off.

(4)	The amounts shown for fiscal 2002 include (a) company contributions to savings plans: $5,500 each for Messrs. Dickson, Black, Khan and Greenquist and $2,816 for Mr. Nawaz; (b) payment of premiums for term life insurance of $960 for Mr. Black and $1,560 for Mr. Greenquist; (c) payment of relocation expenses of $54,073 for Mr. Black and $8,282 for Mr. Greenquist; and (d) new hire guaranteed payments of $577,500 for Mr. Black and $680,000 for Mr. Greenquist on account of the delay in the spin-off, see “Executive Agreements and Related Transactions.” In addition, as a result of the delay in our spin-off, Mr. Dickson decided not to relocate and consequently forfeited a $90,000 down payment on a house. Because the delay in the spin-off was out of the company’s and Mr. Dickson’s control, the company reimbursed him for this amount and paid him $79,555 for a tax gross-up on this amount in November 2001. The tax gross-up is included in the “Other Annual Compensation” column.

The following table shows information about all options granted in fiscal 2002 to the executive officers named in the Summary Compensation Table:
OPTION GRANTS IN LAST FISCAL YEAR
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	Grant Date Present Value ($) (1)

John T. Dickson	—	—	—	—	—
Ronald D. Black	220,000	0.03%	$4.20	9/30/08	$495,330	(2)
Sohail A. Khan	—	—	—	—	—
Ahmed Nawaz	—	—	—	—	—
Mark T. Greenquist	—	—	—	—	—

(1)	As permitted by the rules of the Securities and Exchange Commission, we have used the Black-Scholes option pricing model to estimate the grant date present value of the option set forth in this table. Our use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock options valuations models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The real value of the options in this table depends upon the actual changes in the market price of Agere’s common stock during the applicable period.

28

(2)	Option to purchase Class A common stock. This option vests 25% on the first anniversary of the grant date and in equal monthly increments over a three-year period thereafter. We made the following assumptions when calculating the grant date present value: the option will be exercised after 3 years, volatility of 80%, no annual dividend yield and a risk-free rate of return of 3.36%.

       The following table shows information about options exercised in fiscal 2002 and options held at the end of fiscal 2002 for each of the executive officers named in the Summary Compensation Table.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
  FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)

			Exercisable	Unexercisable	Exercisable	Unexercisable

John T. Dickson	—	—	2,771,825	4,636,380	—	—
Ronald D. Black	—	—	225,831	674,169	—	—
Sohail A. Khan	—	—	828,747	1,147,024	—	—
Ahmed Nawaz	—	—	969,534	1,268,040	—	—
Mark T. Greenquist	—	—	282,289	567,711	—	—

       All options shown above, when exercisable, entitle the holder to purchase shares of our Class A common stock.

  Pension Plans

       Most of our U.S. management employees, including the individuals named in the Summary Compensation Table, participate in our non-contributory retirement income plan. Two programs are available under the plan: a service based program and an account balance program. Participants have been given full credit under our retirement income plan for service and compensation accrued under the Lucent retirement income plan.

       The service based program generally covers most management employees hired prior to January 1, 1999. Pensions provided under this program are computed on an adjusted career average pay basis. A participant’s annual pension benefit is equal to 1.4% of the sum of the individual’s:

    average annual pay for the five years ending December 31, 1998, excluding the annual bonus award paid in December 1997, times the number of years of service prior to January 1, 1999;
    pay subsequent to December 31, 1998; and
    annual bonus award paid in December 1997.

  Average annual pay includes base salary and annual bonus awards.

       The account balance program generally covers management employees hired on or after January 1, 1999. Under this program, we establish an account for each participating employee and make annual contributions to that account based on the employee’s age, salary and bonus, in accordance with the following schedule:

Age	Contributions as a percent of salary and bonus

less than 30	3.00%
30 – less than 35	3.75%
35 – less than 40	4.50%
40 – less than 45	5.50%
45 – less than 50	6.75%
50 – less than 55	8.25%
55+	10.00%

  In addition, interest is credited on the last day of the year.

       Messrs. Dickson, Khan and Nawaz participate in the service based program. Messrs. Black and Greenquist participate in the account balance program.

       The normal retirement age under the service based program is 65. However, employees who are at least age 50 with at least 15 years of service can retire with reduced benefits. If an employee’s age is at least 50 and, when added to the employee’s years of service, is equal to or greater than 75, the employee may retire with unreduced pension benefits. A reduction equal to 3% is made for each year that age plus years of service is less than 75. Once vested, normally after five years of service, an employee participating in the account balance program is entitled to the amounts in his or her account when he or she leaves the company.

       Federal laws place limitations on compensation amounts that may be included under this plan. In 2002, up to $200,000 in eligible base salary and bonus could be included in the calculation under the retirement income plan.

       Compensation and benefit amounts that exceed the applicable federal limitations are taken into account, and pension amounts related to annual bonus awards payable to executive officers are paid, under a supplemental pension plan. This plan is a non-contributory plan and has the same two programs and uses the same benefit formulas and eligibility rules as the retirement income plan. Pension amounts under the retirement income and supplemental pension plans are not subject to reductions for social security benefits or other offset amounts.

       The supplemental pension plan also provides executive officers with minimum pensions. Eligible retired executive officers and surviving spouses may receive an annual minimum pension equal to 15% of the sum of final base salary plus annual bonus awards. This minimum pension will be offset by amounts received by plan participants as pensions under the retirement income and supplemental pension plans.

       In addition, Messrs. Dickson, Khan and Nawaz are entitled to a supplemental pension benefit under the supplemental pension plan. The annual amount of this benefit generally will equal the product of (i) pay computed in accordance with the 3 bullets above, ignoring the limitations under federal law on compensation that may be included under our retirement income plan, (ii) 0.7% and (iii) the difference between 35 and the maximum number of years of service that the participant could complete by age 65 (but not to exceed actual net credited years of service).

       If Messrs. Dickson, Khan and Nawaz continue in the positions identified above and retire at the normal retirement age of 65, the estimated annual pension payable to them under the retirement income and supplemental pension plans would be $501,000, $352,000 and $291,000, respectively. These amounts are single-life annuity amounts. Other optional forms of payment, which provide for actuarially reduced pensions, are available. Messrs. Black and Greenquist’s estimated balance in the account balance program at age 65 would be $4,768,000 and $3,079,000, respectively. This represents a lump sum payment; other optional forms of payment are available.

  EXECUTIVE AGREEMENTS AND RELATED TRANSACTIONS

       Ronald D. Black. Mr. Black joined us from a position in France at the time of our initial public offering. When he joined us, we entered into a letter agreement with him.

       Under the agreement, Mr. Black was to be paid an initial base salary of $350,000 per year and would have a target bonus opportunity of 65% of his annual base salary. For fiscal 2001, we agreed to pay Mr. Black a full target bonus.

       We also agreed to provide Mr. Black with a hiring incentive to encourage him to join Agere and to compensate him for incentives that he would forfeit by leaving his former employer. The hiring incentive included:

    a stock option covering 400,000 shares of Agere stock granted at the time of our initial public offering;
    an award of 25,000 Agere restricted stock units that would vest in one year; and
    a cash payment of $200,000.

       To address Mr. Black’s concern that his responsibilities could be significantly reduced if the spin-off from Lucent were not completed as originally planned, the agreement provided for a cash payment to Mr. Black of $577,500, if the spin-off was not completed by March 1, 2002. Since the spin-off did not occur by that date, we became obligated to make that payment to Mr. Black. However, in light of the difficult financial and market conditions we faced in early 2002, Mr. Black agreed that we did not have to make the payment until the earlier of April 1, 2003 or the date he left the company. In light of the improvement in our cash forecasts, we made the payment in November 2002.

       Mark T. Greenquist. Mr. Greenquist joined us from a position in Europe shortly before our initial public offering. When he joined us, we entered into a letter agreement with him.

       Under the agreement, Mr. Greenquist was to be paid an initial base salary of $400,000 per year and would have a target bonus opportunity of 70% of his annual base salary.

       We also agreed to provide Mr. Greenquist with a hiring incentive to encourage him to join Agere and to compensate him for incentives that he would forfeit by leaving his former employer. The hiring incentive included:

    a stock option covering 300,000 shares of Agere stock granted at the time of our initial public offering;
    an award of 15,000 Lucent restricted stock units that would vest over a five-year period; and
    a cash payment of $270,000.

       To address Mr. Greenquist’s concern that his responsibilities could be significantly reduced if the spin-off from Lucent were not completed as planned, the agreement provided for a cash payment to Mr. Greenquist of $680,000 on March 1, 2002, if the spin-off was not completed by that time. Since the spin-off did not occur by that date, we became obligated to make that payment to Mr. Greenquist. However, in light of the difficult financial and market conditions we faced in early 2002, Mr. Greenquist agreed that we did not have to make the payment until the earlier of April 1, 2003 or the date he left the company. In light of the improvement in our cash forecasts, we made the payment in November 2002.

  Retention Plan

       We originally expected our spin-off from Lucent to be completed in September 2001. In August 2001, Lucent announced that because of conditions in its bank credit agreement, it believed that the spin-off would be delayed up to six months from September 2001. Later in the fall, in order to encourage our senior leaders to remain with the company in the event that our spin-off from Lucent was further delayed, we adopted a retention program. Under this program, participating senior managers, including our executive officers, would have received cash payments if the spin-off had not been completed by April 1, 2003 or October 1, 2003, with one half of the total amount becoming payable on each of those dates if the spin-off had not been completed. The total amount for each executive officer was to be a multiple of the individual’s target pay, which is base salary plus target bonus. The multiples were five times target pay for the Chief Executive Officer and four times target pay for the other executive officers. Because Lucent completed the spin-off in June 2002, we have not and will not make any payments under this plan.

  Officer Severance Plan

       Agere has a severance policy that provides for a number of benefits for an officer who is terminated by us other than for cause or who chooses to leave following a change in control and within three months of one of the following events occurring after the change in control: either a diminution in job responsibility or a material negative change in employment terms, including a reduction in base salary or a material reduction in target bonus.

       The benefits under this policy include continuation of salary and health and welfare benefits and payment of annual bonus at target levels for two years. These salary and bonus payments would be taken into account for purposes of computing pensions. During this two-year period, participation and vesting under our stock-based benefit plans would continue. An officer can request accelerated payment of the salary and target bonus, in which event participation in company plans would end upon payment of those amounts. Payment of any amount under these arrangements will be conditional upon signing a release and will be offset by any individually negotiated arrangement. The policy provides that if an officer is subject to the tax imposed under Section 4999 of the Internal Revenue Code, the officer will receive additional payments from the company such that, after payment of all taxes, the officer retains the amount that the officer would have retained had that tax not applied.

  Relationship with Lucent

       Lucent was the majority stockholder and a related party of Agere until June 1, 2002 when Lucent distributed all of the Agere common stock it then owned to its stockholders. Prior to June 1, 2002, Agere was a majority-owned subsidiary of Lucent. Revenue from products sold to Lucent in fiscal 2002 through June 1, 2002 was $162 million. There were no material purchases of products from Lucent in fiscal 2002. We paid Lucent $7 million in fiscal 2002 for various support services Lucent provided to us on a transitional basis.

       In connection with our separation from Lucent and the distribution of all the shares of our common stock by Lucent to its stockholders, Agere and Lucent entered into a Separation and Distribution Agreement and related agreements. The Separation and Distribution Agreement governed the transfer by Lucent to Agere of all the assets, liabilities and operations associated with Agere’s businesses. The Separation and Distribution Agreement, among other things, provides that Agere will indemnify Lucent for all liabilities relating to Agere’s businesses and for all contingent liabilities primarily relating to Agere’s businesses. In addition, the Separation and Distribution Agreement provides that certain contingent liabilities will be shared by Lucent and Agere based on agreed upon percentages.

       Agere and Lucent are parties to a Fiber Product Purchase Agreement and a Microelectronics Product Purchase Agreement. Under the Fiber Product Purchase Agreement, Agere has an obligation to purchase all of its requirements of specified specialty fiber, fiber apparatus and premises cable products from Lucent. The Microelectronics Product Purchase Agreement governs purchases of goods and services by Lucent from Agere and provides, among other things, that Lucent will purchase from Agere specified percentages of its requirements for products that are sold by Agere. The prices paid for products purchased under the Fiber Product Purchase Agreement and the Microelectronics Product Purchase Agreement are negotiated by Lucent and Agere and reflect, among other things, volume discounts.

       In connection with the separation, Agere and Lucent also entered into various other agreements, including tax allocation agreements, a tax sharing agreement, various leases and sublease arrangements for the sharing of a number of facilities for a transitional period on commercial terms, and intellectual property agreements.

       The Trademark License Agreement, Trademark Assignment and Trade Dress Assignment between the companies effectuated the transfer of the primary trademarks used in the sale of Agere’s products and services, except for Lucent’s name and logo and the Bell Laboratories name, and provided for the grant to Agere of the right to use the Lucent name and logo, but not the Bell Laboratories name, on a royalty-free basis, for a transitional period.

       Agere and Lucent also entered into a Patent and Technology License Agreement, relating to patents or technology owned or controlled by Agere and Lucent, pursuant to which each granted the other a nonexclusive, personal, nontransferable license to make, have made, use, lease, import, offer to sell, and sell any and all products and services of the businesses in which the licensed company, including related companies, is now or hereafter engaged. The cross-licenses granted under the agreement cover all of each company’s patents, including patents issued on patent applications with a filing date prior to February 1, 2003. Agere was also granted a joint ownership interest in certain patents and patent applications. The Patent and Technology License Agreement also provides for personal, worldwide, nonexclusive and non-transferable cross-licenses to each company to designated technology owned or controlled by the other as of the separation date, including the right to copy, modify and improve any portion of the licensed technology.

       Following our initial public offering, our employees and former employees continued to participate in many of Lucent’s pension and other employee benefit plans, for which we bore our allocable share of the costs of the benefits and administration of the plans. Pursuant to the Employee Benefits Agreement between Lucent and us, we have established specified employee benefit plans that are substantially similar to corresponding Lucent plans, we have received a share of Lucent’s pension assets and we have converted Lucent stock-based awards held by our employees to Agere stock-based awards.

  STOCKHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING

       Any stockholder who intends to present a proposal at the 2004 Annual Meeting of Stockholders must ensure that the proposal is received by the Secretary at Agere Systems Inc., 1110 American Parkway NE, Allentown, Pennsylvania 18109:

    not later than September [ ], 2003, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934; or
    on or after October 9, 2003, and on or before November 8, 2003, if the proposal is submitted pursuant to Agere’s by-laws, in which case the notice of the proposal must meet certain requirements set forth in our by-laws and we are not required to include the proposal in our proxy materials.

  January [   ], 2003

  Appendix A

  AGERE SYSTEMS INC.

  CORPORATE GOVERNANCE GUIDELINES

       The Board of Directors has adopted the following guidelines to assist it. These will be reviewed and updated on a periodic basis.

  Board Members

       The Board believes that it should have between seven and nine members. The Chief Executive Officer shall be the only member of the Board who is an employee of the Company. A significant majority of the other directors will be independent. The Board uses the standard of independence defined by the New York Stock Exchange in determining the independence of directors. Candidates for election or re-election to the Board of Directors should possess: (i) highest personal and professional ethics; (ii) a background and expertise that is useful to the Company and complementary to and different from the background of the other directors; and (iii) a willingness to devote the required time to the duties and responsibilities of Board membership.

  Director Tenure

       The Board believes that it is in the best interests of the Company and its shareholders for the Board to be divided into three classes. A director may be elected for a maximum of four terms. The CEO will resign from the Board when he or she retires, regardless of age. Directors who are not employees of the Company will not be eligible for re-nomination after their 70th birthday. Directors who retire or change the principal position they held when initially elected to the Board are expected to offer to resign from the Board as of the date of retirement or change in position.

  Assessment of Board Performance

       The Corporate Governance and Compensation Committee is responsible for assessing the effectiveness of the Board and the CEO and will regularly evaluate the performance of the CEO and each director.

  Training

       New directors will receive an orientation to the Company and its business. In addition, the directors are expected to receive periodic training on their roles and responsibilities.

  Chairman of the Board and Chief Executive Officer

       The Board currently believes that it is in the best interest of the Company and its shareholders that the offices of Chairman of the Board and Chief Executive Officer be separate. The Chairman of the Board will conduct all meetings of the Board and shareholders and will review the board agendas.

  A-1

  Committees

       The Board has established the following standing committees: Audit and Finance and Corporate Governance and Compensation. Each committee’s charter will be reviewed periodically by the committee and the Board.

  Functioning of the Board

       The Board regularly meets six times a year. The Board may hold additional meetings from time to time. One meeting a year will be a review of the strategic issues and opportunities facing the Company. Board members will have direct access to the members of the Company’s management and the Company’s outside auditors.

  Conflicts

       It is the responsibility of each director to advise the Corporate Secretary of any affiliation with a public or private enterprise that may create a conflict of interest or the appearance of a conflict of interest with the Company.

  Share Ownership of Directors

       The Board believes that directors should be stockholders and have a financial stake in the Company.

  Board Compensation

       The Chairman of the Board will receive an option to purchase 55,000 shares of Agere stock each year and an annual retainer of $45,000. All other directors will receive an option to purchase 30,000 shares of Agere stock each year and an annual retainer of $45,000. New directors will receive an option to purchase 50,000 shares of Agere stock upon appointment. Directors who are employees of the Company will not be entitled to the foregoing compensation.

  A-2

  Appendix B

  FORM OF CERTIFICATE OF AMENDMENT TO

  CERTIFICATE OF INCORPORATION OF AGERE SYSTEMS INC.

       Agere Systems Inc., a Delaware corporation (the “Corporation”), does hereby certify that:

       FIRST: This Certificate of Amendment amends the provisions of the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”).

       SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and shall become effective at [12:01 a.m.], eastern time, on [ ], 200[ ] (the “Effective Time”).

       THIRD: Article IV of the Certificate of Incorporation is hereby amended by deleting Section 4.01 in its entirety and replacing it with the following:

  “SECTION 4.01. The Corporation shall be authorized to issue [2,250,000,000/ 1,250,000,000/916,666,667] shares of capital stock, of which (i) [1,000,000,000/ 500,000,000/333,333,333] shares shall be shares of Class A Common Stock, par value $.01 per share (the “Class A Common Stock”), and [1,000,000,000/500,000,000/ 333,333,334] shares shall be shares of Class B Common Stock, par value $.01 per share (the “Class B Common Stock”) (the Class A Common Stock and the Class B Common Stock being collectively referred to herein as the “Common Stock”) and (ii) 250,000,000 shares shall be shares of preferred stock, $1.00 par value (“Preferred Stock”).

  Effective at [12:01 a.m.], eastern time, on [ ], 200[ ] (the “Effective Time”), each [5/10/15] shares of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall be automatically reclassified as and combined into (the “Reclassification”), without any further action, one (1) fully-paid and nonassessable share of the same class of Common Stock of the Corporation, par value $.01 per share (the “New Common Stock”), with cash being paid, without interest, in lieu of any fractional share of New Common Stock that would otherwise be issued, as provided below.

  Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock (a “Certificate”) will from and after the Effective Time represent, (i) automatically and without the necessity of surrendering the same for exchange, the number of shares of New Common Stock, rounded down to the nearest whole number, determined by dividing the number of shares of Old Common Stock represented by such Certificate immediately prior to the Effective Time by [5/10/15] and (ii) the right to receive, upon surrender thereof to the transfer agent of the Corporation for exchange, a cash payment, without interest, in lieu of any fraction of a share of New Common Stock that would have been represented by such Certificate if

  B-1

  fractional shares of New Common Stock had been issued in the Reclassification, as provided below.

  No fractional shares of New Common Stock of the Corporation shall be issued in the Reclassification. Instead of issuing such fractional shares, the Corporation shall arrange for the disposition of fractional interests by those entitled thereto who have surrendered their Certificates to the transfer agent, and distribute the proceeds received from the sale among the holders of the fractional interests as their respective interests appear. No stockholder of the Corporation shall transfer any fractional shares of New Common Stock of the Corporation. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of New Common Stock of the Corporation.”

       IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this [   ] day of [   ], 200[  ].

By:

Name Title

  :

  B-2

  ADMISSION TICKET

  AGERE SYSTEMS INC.
  2003 ANNUAL MEETING OF STOCKHOLDERS
  Thursday, February 20, 2003
  9:00 a.m. Eastern Standard Time

  Edward Nash Theater
  Raritan Valley Community College
  Rt. 28W and Lamington Road
  North Branch, New Jersey 08876

  THIS ADMISSION TICKET ADMITS ONLY THE NAMED STOCKHOLDER AND A GUEST.

  Directions:

  FROM THE NORTH
  Take Interstate 287 SOUTH to Interstate 78 WEST. Proceed on 78 WEST for approx. 3 miles and get off at Exit 26 (Lamington/North Branch). At traffic light at off ramp make a left onto Rattlesnake (County Road 665) which turns into Lamington Road. Take Lamington Road for approximately 3 miles. At traffic light make a left onto Easton Turnpike (County Road 614). At the next traffic light (Orr Drive) make a left into the main entrance to the College. Follow signs to parking lot #5. Shuttle bus service will be provided to take you to the Edward Nash Theater entrance.

  FROM THE SOUTH
  Take Interstate 287 NORTH to the Route 22 WEST exit. After approx. 7 miles (just before the 5th light), exit at Raritan Valley College Drive (Orr Drive). At the end of Orr Drive is a traffic light. Proceed straight to enter the College. Follow signs to parking lot #5. Shuttle bus service will be provided to take you to the Edward Nash Theater entrance.

  FROM THE EAST
  Take Interstate 78 WEST. Proceed on 78 WEST and get off at Exit 26 (Lamington/ North Branch). At traffic light at off ramp make a left onto Rattlesnake (County Road 665) which turns into Lamington Road. Take Lamington Road for approximately 3 miles. At traffic light make a left onto Easton Turnpike (County Road 614). At the next traffic light (Orr Drive) make a left into the main entrance to the College. Follow signs to parking lot #5. Shuttle bus service will be provided to take you to the Edward Nash Theater entrance.

  FROM THE WEST
  Take Interstate 78 EAST and get off at Exit 26 (Lamington/North Branch). Turn right at light onto Lamington Road (County Road 665). Take Lamington Road for approximately 3 miles. At traffic light make a left onto Easton Turnpike (County Road 614). At the next traffic light (Orr Drive) make a left into the main entrance to the College. Follow signs to parking lot #5. Shuttle bus service will be provided to take you to the Edward Nash Theater entrance.

  NOTE:
  If you plan on attending the Annual Meeting in person, please bring, in addition to this admission ticket, a proper form of identification. Video, still photography and recording devices are not permitted at the Annual Meeting. For the safety of attendees, all handbags and briefcases are subject to inspection. Your cooperation is appreciated.

PROXY

  2003 ANNUAL MEETING OF STOCKHOLDERS
  February 20, 2003
  9:00 a.m. Eastern Standard Time

  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE 2003 ANNUAL MEETING OF STOCKHOLDERS ON THURSDAY, FEBRUARY 20, 2003.

  The shares of common stock of Agere Systems Inc. you are entitled to vote at the 2003 Annual Meeting of Stockholders will be voted as you specify.

  By signing this proxy, you revoke all prior proxies and appoint John T. Dickson, Mark T. Greenquist and Jean F. Rankin, and each of them, with full power of substitution, to vote all shares you are entitled to vote on the matters shown on the reverse side, as directed in this proxy and, in their discretion, on any other matters which may come before the Annual Meeting and all postponements and adjournments.

  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES AND ITEMS 2, 3 AND 4.

Address Changes: (If you noted any address changes above, please mark corresponding box on other side.)

PLEASE COMPLETE, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT IN THE ACCOMPANYING ENVELOPE.

AGERE SYSTEMS INC. 1110 AMERICAN PARKWAY NE ROOM 12K-301 ALLENTOWN, PA 18109

    VOTE BY INTERNET - www.proxyvote.com
    To use the Internet to transmit your voting instructions, go to the website address shown above. Enter your 12-digit Control Number, which is located below and follow the instructions provided.

    VOTE BY PHONE - 1-800-690-6903
    Use any touch-tone telephone to transmit your voting instructions and have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number, which is located below. Then follow the instructions provided.

    VOTE BY MAIL
    Mark, sign, and date your proxy card below and return it in the postage-paid envelope we have provided or return it to Agere Systems Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

    The Internet and telephone voting facilities will close at 11:59 P.M. Eastern Standard Time on February 19, 2003. If you vote your shares over the Internet or by telephone, you do not need to return your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS SHOWN: /X/	AGERE1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. AGERE SYSTEMS INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3 AND 4.

Election of Directors
1.	To elect as Directors the nominees listed below whose terms are described in the proxy statement. 01) Rajiv L. Gupta 02) Rae F. Sedel	For All / /	Withhold All / /	For All Except / /	To withhold authority to vote for either nominee, mark “For All Except” and write the nominee’s number on the line below.

Directors’ Proposals 2. To approve an amendment to the Certificate of Incorporation to effect a 1-for-5 reverse stock split.	For / /	Against / /	Abstain / /
3. To approve an amendment to the Certificate of Incorporation to effect a 1-for-10 reverse stock split.	/ /	/ /	/ /
4. To approve an amendment to the Certificate of Incorporation to effect a 1-for-15 reverse stock split.	/ /	/ /	/ /

  Please sign exactly as your name(s) appear on proxy. If held jointly, all owners must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

  For address changes, please check this box and write them on the back where indicated.

  If you plan to attend the meeting, please check box to the right.

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Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date